Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered (1)	Proposed maximum offering price per unit	Maximum aggregate offering price (3)	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share to be issued pursuant to the 2021 Equity Incentive Plan	457(c)	3,066,514 (2)	$7.00 (3)	$21,465,598.00	0.0001102	$2,365.51
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$21,465,598.00		$2,365.51
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,365.51

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock
(2)	On January 1, 2023, 3,066,514 shares of Class A Common Stock were automatically added to the shares authorized for issuance under the CompoSecure, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to the evergreen provision, commencing with the first business day of each calendar year beginning in 2022, the aggregate number of shares of Class A Common Stock that may be issued or transferred under the 2021 Plan shall be increased by 4% of the number of shares of Class A Common Stock and Class B Common Stock, $0.0001 par value per share of the Registrant outstanding as of the last day of the immediately preceding calendar year, or any lesser number of shares of Class A Common Stock determined by the board of directors of the Registrant.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Class A Common Stock as reported on the Nasdaq Global Market on August 9, 2023. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only.